Exhibit 3.i
CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF MASCO CORPORATION
Masco Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.Article SEVENTH of the Restated Certificate of Incorporation of the corporation (the “Certificate of Incorporation”) is hereby amended in its entirety to read as follows:

“SEVENTH: (a) Until the 2028 annual meeting of stockholders, the directors of the Corporation (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article Fourth B hereof (the “Preferred Stock Directors”)) shall be divided into three classes. Commencing with the 2026 annual meeting of stockholders, directors of the Corporation (other than any Preferred Stock Director) shall be elected as follows: (i) directors elected at the 2026 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2027; (ii) directors elected at the 2027 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2028; and (iii) beginning with the 2028 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders.

Each director shall hold office until the annual meeting of the stockholders for the year in which his or her term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. A director may resign at any time upon notice to the Corporation as provided in the Corporation’s Bylaws.

Except for any Preferred Stock Director, any director or the entire Board of Directors may be removed from office at any time, (i) in the event such removal is prior to the 2028 annual meeting of stockholders, only for cause, and (ii) in the event such removal is after the 2028 annual meeting of stockholders, with or without cause.

Subject to the terms of any one or more series of Preferred Stock then outstanding, any vacancy on the Board of Directors, by reason of death,

Exhibit 3.i
resignation, retirement, disqualification or removal or otherwise, and any newly created directorship that results from an increase in the number of directors, shall be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to the Board of Directors in accordance with this Paragraph (a) Seventh shall hold office (i) in the event of a new directorship created or vacancy occurring prior to the 2028 annual meeting of stockholders, for a term that shall coincide with the remaining term of the class of directors in which the new directorship was created or the vacancy occurs, and (ii) in the event of a new directorship created or vacancy occurring after the 2028 annual meeting of stockholders, until the next annual meeting of stockholders.

(c) Notwithstanding any other provision of this Certificate of Incorporation or the by-laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws), and in addition to any affirmative vote required by law, the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to amend, adopt in this Certificate of Incorporation or in the by-laws any provision inconsistent with, or repeal this Article SEVENTH.”

2.Article EIGHTH of the Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

“EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by any such holders. Notwithstanding any other provision of this Certificate of Incorporation or the by-laws (and notwithstanding that a lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws), and in addition to any affirmative vote required by law, the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to amend, adopt in this Certificate of Incorporation or in the by-laws any provision inconsistent with, or repeal this Article EIGHTH.”

3.Article FOURTEENTH of the Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

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Exhibit 3.i
”FOURTEENTH: A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

4.That each of said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Masco Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 12th day of May 2026.

By: /s/ Kenneth G. Cole     Kenneth G. Cole
Vice President, General Counsel and Secretary

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